Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-185161

PROSPECTUS

$300,000,000

TENET HEALTHCARE CORPORATION

Offer to exchange our 6.75% Senior Notes due 2020, which have been registered under the

Securities Act of 1933, as amended, for any and all of our outstanding 6.75% Senior Notes due 2020 issued on

October 16, 2012 (CUSIP No: 88033G BV1 and U88030AP3)

The exchange offer and withdrawal rights will expire at 5:00 P.M., Eastern time, on January 10, 2013 (which date shall be 21 business days after commencement), unless extended.

We are offering to exchange up to $300,000,000 aggregate principal amount of our new 6.75% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) referred to in this prospectus as the “new notes,” for any and all of our outstanding 6.75% Senior Notes due 2020 issued on October 16, 2012 (CUSIP No: 88033G BV1 and U88030AP3), referred to in this prospectus as the “old notes.”  The new notes and the old notes are collectively referred to in this prospectus as the “notes.”

We issued the old notes on October 16, 2012 in a transaction not requiring registration under the Securities Act.  We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction.  If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

See “Risk Factors” starting on page 5 of this prospectus for a discussion of risks associated with the exchange of old notes for the new notes offered hereby.

We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer.  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.  The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering.”

The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.  See “Description of the New Notes” for more details on the terms of the new notes.

We will not receive any proceeds from the exchange offer.

There is no established trading market for the new notes or the old notes.

The exchange of old notes for new notes should not be a taxable event for United States federal income tax purposes.  See “Certain United States Federal Income Tax Considerations.”

All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act.  See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 11, 2012

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus.  It may not contain all the information that is important to you.  We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the notes.  References in this prospectus to “Tenet,” “the Company,” “we,” “us,” “our” and “ours” refer to Tenet Healthcare Corporation and its consolidated subsidiaries unless the context otherwise requires.

Our Company

Tenet Healthcare Corporation is an investor-owned health care services company whose subsidiaries and affiliates own and operate acute care hospitals and related health care facilities.  At September 30, 2012, our subsidiaries operated 49 hospitals with a total of 13,216 licensed beds, primarily serving urban and suburban communities, as well as 112 free-standing and provider-based outpatient centers.  In addition to providing health care services, we also offer revenue cycle management, health care information management and patient communications services, and we own a management services business that provides network development, utilization management, claims processing and contract negotiation services to physician organizations and hospitals that assume managed care risk.

We were incorporated in the state of Nevada in 1975.  Our executive offices are located at 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202.  Our telephone number is (469) 893-2200.  We can be found on the world wide web at www.tenethealth.com.  Information on our website is not part of this prospectus.

The Exchange Offer

On October 16, 2012, we completed a private offering of $300,000,000 aggregate principal amount of 6.75% Senior Notes due 2020.  As part of that offering, we entered into an exchange and registration rights agreement with the initial purchaser of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.  Below is a summary of the exchange offer.

Old notes	6.75% Senior Notes due 2020 originally issued on October 16, 2012 (CUSIP No. 88033G BV1 and U88030AP3).

New notes

Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Terms of the offer

We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $300,000,000 aggregate principal amount of old notes outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration time	The exchange offer will expire at 5:00 P.M., Eastern time, on January 10, 2013 (which date shall be 21 business days after commencement), unless extended.

Procedures for tendering

To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Acceptance of old notes for exchange; issuance of new notes

Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest payments on the new notes

The new notes will bear interest from the most recent date through which interest has been paid on the old notes. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.

Withdrawal rights	You may withdraw your tender at any time before the expiration time.

Conditions to the exchange offer

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information.

Resales of new notes

Based on interpretations by the staff of the Securities and Exchange Commission, or SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

• you are not an “affiliate” of ours; and

• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

See “The Exchange Offer—Resales of New Notes.”

Exchange agent

The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds

We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

The New Notes

The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.  The new notes will evidence the same debt as the old notes and will be governed by the same indenture.  Where we refer to “notes” in this prospectus, we are referring to both the old notes and the new notes.

Notes offered	Up to $300,000,000 aggregate principal amount of 6.75% Senior Notes due 2020, which have been registered under the Securities Act.

Maturity date	February 1, 2020.

Listing	We do not intend to apply for listing of the new notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Interest

Interest on the new notes will accrue at the rate of 6.75% per annum, accruing from the most recent date to which interest has been paid on the old notes. Interest on the new notes will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2013, to holders of record on the immediately preceding January 15 and July 15.

Guarantees	None.

Ranking

The new notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior debt, will rank senior in right of payment to all of our existing and future unsecured subordinated debt, will be subordinated to our senior secured obligations to the extent of the value of the collateral securing our senior secured obligations, and will be effectively subordinated to our obligations under our credit agreement and the obligations of our subsidiaries that guarantee our senior secured obligations to the extent of the value of the collateral securing borrowings thereunder. See “Description of the New Notes.”

Change of Control

Upon the occurrence of a “change of control” (as specified in “Description of the New Notes—Repurchase at the Option of Holders”), we may be required to purchase all or any part of the notes at 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest.

Redemption

We may redeem the notes, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the notes and any accrued but unpaid interest thereon, plus a make-whole payment. See “Description of the New Notes—Make-Whole Redemption.”

Certain Covenants	The indenture governing the new notes will contain covenants that, among other things, will restrict our ability and the ability of our subsidiaries to:

• incur liens;

• enter into sale and lease-back transactions; or

• consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly owned subsidiaries and us.

These restrictions are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to incur additional indebtedness (other than restrictions on the ability of our subsidiaries to guarantee our indebtedness), make restricted payments, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock, enter into transactions with affiliates or make advances to, or invest in, other entities (including unaffiliated entities). See “Risk Factors—Risks Related to the New Notes—The protections provided in the new notes are limited, and we may take actions that could adversely affect the new notes.”

Form and denominations

We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated new notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2011 (“Annual Report”), which is incorporated by reference into this prospectus.  See “Where You Can Find More Information” for an explanation of how to get a copy of this report.  Other risks related to the New Notes include the following:

•                  The protections provided in the new notes are limited, and we may take actions that could adversely affect the new notes.

•                  We depend on funds from our subsidiaries, which affects our ability to obtain funds to meet our debt service obligations.

•                  We may be unable to purchase the new notes upon a change of control.

•                  Although the new notes are referred to as “senior notes,” they will be effectively subordinated to any secured debt we may incur and structurally subordinated to indebtedness of our subsidiaries.

•                  There is no public market for the new notes, and you cannot be sure that an active trading market will develop for the new notes.

Our subsequent filings with the SEC may contain amended and updated discussions of significant risks.  We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes.  There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In general, you may offer or sell the old notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements.  We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act.  In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer.  Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer.  You should allow sufficient time to ensure timely delivery of the necessary documents.  Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.  If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus constitute “forward-looking statements.”  Such forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by such forward-looking statements.  Additional information regarding “forward looking statements” is included in “Forward-Looking Statements” under Item 1 of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2011.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby.  In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount.  The old notes surrendered in exchange for the new notes will be retired and canceled.

SELECTED FINANCIAL DATA

The following tables present selected historical consolidated financial data for Tenet Healthcare Corporation and its wholly owned and majority-owned subsidiaries.  The consolidated statements of operations and consolidated statements of cash flow data for the years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements, which are included in our Current Report on Form 8-K filed on October 1, 2012, which is incorporated by reference in this prospectus, except for basic earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations and diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations, which have been updated as a result of a reverse stock split.

The consolidated operating results for the years ended December 31, 2008 and 2007 have been derived from unaudited consolidated financial information not included or incorporated by reference in this prospectus, except for basic earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations and diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations which have been updated as a result of a reverse stock split. All periods presented have been reclassified in accordance with the provisions of  Accounting Standards Update (“ASU”) 2011-07, “Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities.” The consolidated cash flow data for the years ended December 31, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from unaudited consolidated financial statements not included or incorporated by reference in this prospectus.

The consolidated operating results and consolidated cash flow data for the nine months ended September 30, 2012 and 2011, and the consolidated balance sheet data as of September 30, 2012, have been derived from our unaudited condensed consolidated financial statements included in our Form 10-Q for the fiscal quarter ended September 30, 2012, which is incorporated by reference in this prospectus.  The consolidated balance sheet data as of September 30, 2011 has been derived from our unaudited condensed consolidated financial statements included in our Form 10-Q for the fiscal quarter ended September 30, 2011, which is not included or incorporated by reference herein. The unaudited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting.  We believe all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of the results of the interim periods have been included.

The following information should be read in conjunction with the information under the caption “Risk Factors” contained herein and incorporated by reference herein from our Annual Report.  The following information should also be used in conjunction with the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, both included in our Current Report on Form 8-K filed on October 1, 2012, and both included in our Form 10-Q for the fiscal quarter ended September 30, 2012, each of which has been incorporated by reference in this prospectus.

The operating results data presented below are not necessarily indicative of our future results of operations. Reasons for this include, but are not limited to: overall revenue and cost trends, particularly the timing and magnitude of price changes; fluctuations in contractual allowances and cost report and commercial contract settlements and valuation allowances; managed care contract negotiations, settlements or terminations and payer consolidations; changes in Medicare and Medicaid regulations; Medicaid funding levels set by the states in which we operate; the timing of approval by the Centers for Medicare & Medicaid Services of Medicaid provider fee revenue programs; trends in patient accounts receivable collectability and associated provisions for doubtful accounts; fluctuations in interest rates; levels of malpractice insurance expense and settlement trends; the timing of when we meet the criteria to recognize electronic health record incentives; impairment of long-lived assets and goodwill; restructuring charges; losses, costs and insurance recoveries related to natural disasters; litigation and investigation costs; acquisitions and dispositions of facilities and other assets; income tax rates and deferred tax asset valuation allowance activity; changes in estimates of accruals for annual incentive compensation; the timing and amounts of stock option and restricted stock unit grants to employees and directors; gains or losses from early extinguishment of debt; and changes in occupancy levels and patient volumes. Factors that affect patient volumes and, thereby, our results of operations at our hospitals and related health care facilities include, but are not limited to: the business environment, economic conditions and demographics of local communities; the number of uninsured and underinsured individuals in local communities treated at our hospitals; seasonal cycles of illness; climate and weather conditions; physician recruitment, retention and attrition; advances in technology and treatments that reduce length of stay; local health care competitors; managed care contract negotiations or terminations; any unfavorable publicity about us, which impacts our relationships with physicians and patients; changes in health care regulation; and the timing of elective procedures. These considerations apply to year-to-year comparisons as well.

OPERATING RESULTS

	Years Ended December 31,								Nine Months Ended September 30,
	2011	2010		2009		2008		2007	2012	2011
	(In Millions, Except Per-Share Amounts)
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$9,371	$8,992		$8,785		$8,368		$7,874	$7,373	$7,018
Less provision for doubtful accounts	717	727		684		618		547	585	536
Net operating revenues	8,654	8,265		8,101		7,750		7,327	6,788	6,482
Operating expenses:
Salaries, wages and benefits	4,015	3,830		3,781		3,707		3,546	3,166	3,001
Supplies	1,548	1,542		1,534		1,477		1,364	1,164	1,167
Other operating expenses, net	2,020	1,857		1,831		1,852		1,781	1,604	1,526
Electronic health record incentives	(55)	—		—		—		—	(13)	(50)
Depreciation and amortization	398	380		373		357		324	314	298
Impairment of long-lived assets and goodwill, and restructuring charges, net	20	10		27		16		36	12	18
Hurricane insurance recoveries, net of costs	—	—		—		—		(3)	—	—
Litigation and investigation costs, net of insurance recoveries	55	12		31		41		12	3	24
Operating income	653	634		524		300		267	538	498
Interest expense	(375)	(424)		(445)		(418)		(419)	(303)	(275)
Gain (loss) from early extinguishment of debt	(117)	(57)		97		—		—	—	—
Investment earnings	3	5		—		22		47	2	3
Net gain on sales of investments	—	—		15		139		—	—	—
Income (loss) from continuing operations, before income taxes	164	158		191		43		(105)	237	226
Income tax benefit (expense)	(61)	977		23		25		59	(90)	(73)
Income (loss) from continuing operations, before discontinued operations	$103	$1,135		$214		$68		$(46)	$147	$153
Basic earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations	$0.58 *	$9.09	*	$1.67	*	$0.54	*	$(0.41)*	$1.25 *	$1.06 *
Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders from continuing operations	$0.56 *	$8.03	*	$1.63	*	$0.54	*	$(0.41)*	$1.21 *	$1.03 *

* On September 27, 2012, our Board of Directors approved a decrease to the number of authorized shares of our Common Stock by a ratio equal to one-for-four (1:4) (the “Reverse Split Ratio”) and a proportionate decrease, by a ratio equal to the Reverse Split Ratio, to the number of issued and outstanding shares of our Common Stock, each simultaneously effective at 5:00 p.m., Eastern Time, on October 10, 2012. The diluted and basic earnings per share data presented herein have been adjusted to reflect this, as if such change occurred at the beginning of the respective period.  On October 1, 2012, 46,300 shares of our 7% mandatory convertible preferred stock automatically converted to 1,978,633 shares of our Common Stock; such conversion did not have a material effect on our financial condition and as a result pro-forma adjustments for such conversion have not been presented herein.

BALANCE SHEET DATA

	As of December 31,					As of September 30,
	2011	2010	2009	2008	2007	2012	2011
	(In Millions)
Working capital (current assets minus current liabilities)	$542	$586	$689	$760	$512	$655	$497
Total assets	8,462	8,500	7,953	8,174	8,393	8,470	8,293
Long-term debt, net of current portion*	4,294	3,997	4,272	4,778	4,771	4,508	3,966
Total equity	1,492	1,819	697	147	88	1,269	1,761

* On October 16, 2012, we completed a private offering of $500,000,000 in aggregate principal amount of 4.75% senior secured notes due 2020 and $300,000,000 in aggregate principal amount of 6.75% senior unsecured notes due 2020.  On November 1, 2012, we completed a tender offer to purchase for cash any and all of our outstanding 7.375% senior notes due 2013 and $55,305,000 of such notes remains outstanding.

CASH FLOW DATA

	Years Ended December 31,					Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012	2011
	(In Millions)
Net cash provided by operating activities	$497	$472	$425	$208	$326	$337	$324
Net cash used in investing activities	(503)	(420)	(125)	(274)	(520)	(346)	(324)
Net cash provided by (used in) financing activities	(286)	(337)	(117)	1	(18)	(21)	(220)

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. Earnings included in the calculation of this ratio consist of income before income taxes and noncontrolling interest plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, including amortization of debt discounts and issuance costs, capitalized interest and the imputed interest component of rental expense.

	Years Ended December 31,									Nine Months Ended September 30,
	2011		2010		2009		2008		2007	2012		2011
	(Dollars in Millions)
Consolidated ratio of earnings to fixed charges	1.4	x	1.3	x	1.4	x	1.1	x	—	1.7	x	1.7	x
Deficiency									$125

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the old notes, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our commercially reasonable efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes.  We are making the exchange offer to fulfill our contractual obligations under that agreement.  A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes.  The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register.  See “Description of the New Notes” and “Description of the Old Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.  Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer.  In addition, no one has been authorized to make any such recommendation.  Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below.  As of the date of this prospectus, $300,000,000 aggregate principal amount of 6.75% Senior Notes due 2020 are outstanding.  This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us.  Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 P.M., Eastern time, on January 10, 2013 (which date shall be 21 business days after commencement).  However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date.  The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer.  If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below.  During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.  Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion.  Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading.  We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.  If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you.  If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw.  We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., Eastern time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed under the heading “—Exchange Agent”:

•                  a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•                  if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•                  deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•                  deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•                  comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.  The old notes must be endorsed or accompanied by appropriate powers of attorney.  In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing.  Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes.  In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk.  If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested.  In all cases, you should allow sufficient time to assure timely delivery.  You should not send letters of transmittal or old notes to us.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf.  Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•                  by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•                  for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.  Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer.  The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below.  DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer.  The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC.  However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•                  be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•                  comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•                  the tender is made through an eligible institution;

•                  prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.              stating the name and address of the holder of old notes and the amount of old notes tendered,

2.              stating that the tender is being made, and

3.              guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•                  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange.  This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders.  These determinations will be final and binding.  We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful.  We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder.  Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine.

Neither we nor the exchange agent (or any other person) will be under any duty to give notification of any defect or irregularity in any tender of old notes.  Moreover, neither we nor the exchange agent (or any other person) will incur any liability for failing to give notification of any defect or irregularity.

Other Rights

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date.  We also reserve the right to terminate the exchange offer, as described below under “—Conditions of the Exchange Offer,” and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.  The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered.  We will issue the new notes promptly after acceptance of the old notes.  For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•                  certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•                  a properly completed and duly executed letter of transmittal or an agent’s message; and

•                  all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes.  In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.  For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged or, if no interest has been paid on the old notes, from the date of the initial issuance of the old notes.  Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid or, if no interest has been paid on the old notes, from the date of initial issuance of the old notes.  Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer.  Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration time.  Any notice of withdrawal must:

•                  specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•                  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•                  contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•                  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•                  specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution.  If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange.  New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.  Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt and of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•                  there shall occur a change in the current interpretation by the staff of the SEC that permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder that is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•                  any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•                  any law, statute, rule or regulation shall have been adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•                  a banking moratorium shall have been declared by United States federal or New York State authorities that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•                  trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•                  an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•                  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•                  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions.  If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect.  See “—Expiration, Extension and Amendment” above.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•                  the new notes are acquired in the ordinary course of the holders’ business;

•                  the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•                  the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter.  We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances.  Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•                  may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•                  will not be permitted or entitled to tender the old notes in the exchange offer; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  See “Plan of Distribution.”

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available.  The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws.  We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer.  All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below.  Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS EXCHANGE AGENT

By Facsimile for Eligible Institutions:	By Mail/Overnight Courier/Hand:
(732) 667-9408	c/o The Bank of New York Mellon
Attention: Mr. Christopher Landers	Trust Company, N.A.
c/o Bank of New York Mellon Corporation
Confirm by Telephone:	111 Sanders Creek Parkway
(315) 414-3362	East Syracuse, NY 13057
Attention: Mr. Christopher Landers

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.  We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers.  We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange.  If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder.  If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes.  The expenses of the exchange offer will be amortized over the term of the new notes.

DESCRIPTION OF THE NEW NOTES

General

You can find the definition of certain terms used in this description under the subheading “—Definitions.” We issued the old notes, and will issue the new notes, pursuant to the indenture, dated as of November 6, 2001, as supplemented by the sixteenth supplemental indenture dated as of October 16, 2012, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York (the “indenture”).  Solely for purposes of this “Description of the New Notes”, the term “notes” shall refer to the new notes and the old notes.  Except as described below, the terms of the notes will include those terms stated in the indenture and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”).  The notes are subject to all such terms, and you should refer to the indenture and the TIA for a statement thereof.  The following summary of the material provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of terms used below.  Upon request, you may obtain a copy of the indenture from us.  As used in this “Description of the New Notes,” the terms “we,” “our,” “us” and “the Company” refer to Tenet Healthcare Corporation and not to any of our Subsidiaries.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder.  We are permitted under the terms of the indenture to, and may in the future, issue other debt securities under the indenture constituting one or more separate series.  The new notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future unsecured senior debt, will rank senior in right of payment to all of our existing and future unsecured subordinated debt, will be subordinated to our senior secured obligations to the extent of the value of the collateral securing our senior secured obligations, and will be effectively subordinated to our obligations under our credit agreement and the obligations of our subsidiaries that guarantee our senior secured obligations to the extent of the value of the collateral securing borrowings thereunder.

Subject to the limitations set forth in the indenture, we may, without the consent of the note holders, issue additional notes under the indenture having the same terms in all respects as the notes except for payment of interest (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first interest payment date following the date of their issuance.

We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, or DTC.  You will hold a beneficial interest in one or more of the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books.  Except under limited circumstances, we will not issue certificated new notes.  The paying agent, registrar and transfer agent for the notes will be the corporate trust department of the trustee in New York, New York.  Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

Principal, Maturity and Interest

The old notes were originally offered in, and the new notes will be limited initially to, the aggregate principal amount of $300,000,000.  The old notes and the new notes constitute a single series under the indenture.  We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the new notes offered hereby.  Any additional notes having such similar terms, together with the old notes and the new notes offered hereby, will constitute a single series of notes under the indenture, provided that such additional notes are fungible with the notes offered by this prospectus for U.S. federal income tax purposes.

The new notes will mature on February 1, 2020.  Interest on the new notes will accrue at the rate per annum set forth on the cover page hereof and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2013, to holders of record on the immediately preceding January 15 and July 15.  Interest on the new notes will accrue from the most recent date through which interest has been paid on the new notes or the old notes for which the new notes were exchanged or, if no interest has been paid, from the date of original issuance of the old notes.

Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Principal, premium, if any, and interest on the new notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to notes as to which the holders have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders.  Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

Make-Whole Redemption

The notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus the Applicable Premium as of the redemption date, plus accrued and unpaid interest thereon to, but not including, the redemption date.  The notes will not be subject to any mandatory sinking fund.

Selection and Notice of Redemption

If less than all of the notes is to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the notes are not so listed, by lot or according to applicable depository procedures; provided that notes with a principal amount of $2,000 will not be redeemed in part.

We will mail a notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed.  If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed.  A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.  Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Limitations on Us and Our Subsidiaries

Limitations on Liens

The indenture provides that, except as described under “—Exception to Limitations” below, neither we nor any of our Subsidiaries will issue, incur, create, assume or guarantee any debt secured by Liens upon any Principal Property, unless the notes will be secured equally and ratably with, or prior to, such debt.  This restriction will not apply to:

•                  Liens securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the liens are incurred within 12 months of the acquisition, the completion of construction and full operation or the completion of such additions, repairs, alterations or improvements;

•                  Liens existing on property at the time of its acquisition by us or our Subsidiaries or on the property of an entity at the time of the acquisition of such entity by us or our Subsidiaries, provided that the liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the liens do not extend to any assets other than those of the entity acquired;

•                  in the case of a Consolidated Subsidiary, Liens in favor of us or another Consolidated Subsidiary;

•                  Liens existing on the date of the indenture;

•                  certain Liens to governmental entities;

•                  Liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law), after acquisition of the related property arising solely in connection with the transfer of tax benefits in accordance with Section 168(t)(8) of the Internal Revenue Code;

•                  any substitution or replacement of any Lien referred to above, provided that the property encumbered by any substitute or replacement Lien is similar in nature and value to the property encumbered by the Lien that is being replaced as determined in good faith by an officer of the Company; and

•                  any extension, renewal or replacement of any Lien referred to above, provided the amount secured is not increased and it relates to the same property.

Limitations on Sale and Lease-Back Transactions

The indenture provides that, except as described under “—Exception to Limitations” below, neither we nor any of our Subsidiaries will enter into any Sale and Lease-Back Transaction with another Person, unless:

•                  we or any of our Subsidiaries could incur debt secured by a lien on the property to be leased without securing the notes; or

•                  within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property to the acquisition, construction, addition, repair, alteration or improvement of a Principal Property or the voluntary retirement of our long-term debt.

Exception to Limitations

Notwithstanding the two covenants described above, we and any of our Subsidiaries may issue, incur, create, assume or guarantee debt secured by Liens or enter into any Sale and Lease-Back Transaction that would otherwise be subject to the restrictions on Liens and Sale and Lease-Back Transactions described above, provided that (i) the aggregate Amount of all our debt subject to the restriction on Liens described above plus (ii) the aggregate Attributable Debt in respect of Sale and Lease-Back Transactions that is subject to the restriction on Sale and Lease-Back Transactions above, does not exceed 15% of our Consolidated Net Tangible Assets.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with, or sell, convey or lease all or substantially all of our properties and assets to, or merge with or into, any other Person, unless:

•                  we are the surviving corporation or the successor is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observation of our covenants and obligations under the indenture; and

•                  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both would become an event of default, has occurred and is continuing under the indenture.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture.  In the Change of Control Offer, we will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest (including special interest, if any) on the notes repurchased, to the date of purchase.

Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice.  We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment date, we will, to the extent lawful:

(1)           accept for payment all notes or portions of notes properly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)           deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder notes equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note issued for surrendered but unpurchased notes will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment date.

The provisions described above that require us to make a Change of Control Offer following a change of control will be applicable whether or not any other provisions of the indenture are applicable to the change of control event.  Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not validly withdrawn under the Change of Control Offer.  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of our compliance with such securities laws or regulations.

The agreements governing our other debt contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, and future agreements may contain prohibitions on repurchases of or other prepayments in respect of the notes.  The exercise by the holders of notes of their right to require us to repurchase such notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on us.  In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of such notes or could attempt to refinance the borrowings that contain such prohibition.  If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes.  In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under the other debt.  Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then-existing financial resources.  See “Risk Factors—Risks Related to the New Notes—We may be unable to purchase the new notes upon a change of control.”

SEC Reports

If, at any time we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue to file with the SEC for public availability within the time periods that would have been applicable if we were subject to such reporting requirements:

(1)           all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm.

Events of Default

Under the indenture, each of the following constitutes an event of default with respect to the notes:

•                  failure to pay the principal of or premium, if any, on the notes, at maturity or otherwise;

•                  failure to pay any interest on the notes when due, continued for 30 days;

•                  the failure by us for 30 days after notice to comply with the provisions described under the caption “—Repurchase at the Option of Holders”;

•                  failure to perform, or the breach of, any of our other covenants in the indenture or the notes, continued for 90 days after written notice; or

•                  events of bankruptcy, insolvency or reorganization with respect to us.

In addition to the events of default set forth above, an event of default will be deemed to have occurred with respect to the notes in the event of a failure to pay at maturity or the acceleration of our indebtedness having an aggregate principal amount in excess of the greater of $25 million or 5% of our Consolidated Net Tangible Assets under the terms of the instrument under which that indebtedness is issued or secured if that indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

If any event of default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding, by written notice to us and to the trustee, may declare the principal amount of such notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding notes will automatically and without any action by the trustee or any holder, become immediately due and payable.  After any such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal of or interest on the notes, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity reasonably satisfactory to it.  Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of a note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•                  such holder has previously given the trustee written notice of a continuing event of default with respect to the notes;

•                  the holders of at least 25% in the aggregate principal amount of notes then outstanding have made written request, and such holder or holders have offered indemnity reasonably satisfactory to the trustee, to the trustee to institute such proceedings as trustee; and

•                  the trustee has failed to institute such proceeding and the trustee has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

Such limitations, however, do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or interest on such note on or after its due date.

Defeasance and Covenant Defeasance

We may elect, at our option at any time, to have the provisions of the indenture relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the notes.

Defeasance and Discharge.  The indenture provides that, upon the exercise of our option, we will be discharged from all our obligations with respect to the notes (except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust).

Defeasance of Certain Covenants.  The indenture provides that, upon the exercise of our option with respect to any notes, we may omit to comply with certain restrictive covenants, including those described under “—Limitations on Us and Our Subsidiaries” and “—Repurchase at the Option of Holders” above, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to such notes, subject to the conditions precedent below.

In each case, the defeasance provision will be subject to our depositing in trust for the benefit of the holders of the notes money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such notes on the stated maturity in accordance with the terms of the indenture and such notes.  We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

In the event we exercised this option with respect to any notes and such notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such notes at the time of their respective stated maturities but may not be sufficient to pay amounts due on such notes upon any acceleration resulting from such event of default.  In such case, we would remain liable for such payments.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with certain restrictive provisions of the indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•                  reduce the principal or change the fixed maturity of any note;

•                  reduce the rate or change the time for payment of interest on any note;

•                  waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•                  change the place of payment of any note or make any note payable in money other than that stated in the note;

•                  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•                  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

•                  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver; or

•                  make any change in the foregoing amendment and waiver provisions, except to increase the required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note.

Notwithstanding the foregoing, without the consent of any holder of notes, we, together with the trustee, may amend or supplement the indenture to:

•                  cure any ambiguity, defect or inconsistency, provided that such action does not adversely affect the holders in any material respect;

•                  provide for uncertificated notes in addition to or in place of certificated notes;

•                  evidence the assumption of our obligations to holders of notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption “—Limitations on Us and Our Subsidiaries—Consolidation, Merger and Sale of Assets”;

•                  add covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•                  make any change that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

•                  add any additional events of default for the benefit of the holders of the notes;

•                  establish the form or terms of other series of debt securities as permitted under the indenture;

•                  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA; or

•                  appoint a successor trustee.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of notes entitled to give or take any direction, notice, consent, waiver or other action or to vote on any action under the indenture, in the manner and subject to the limitations provided in the indenture.  In certain limited circumstances, the trustee will be entitled to set a record date for action by holders.  If a record date is set for any action to be taken by holders, such action may be taken only by Persons who are holders of outstanding notes on the record date.  To be effective, the action must be taken by holders of the requisite principal amount of notes within a specified period following the record date.  For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened from time to time, but not beyond 180 days.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is successor trustee under the indenture.

We maintain banking relations with The Bank of New York Mellon and The Bank of New York Mellon Trust Company, N.A.  The Bank of New York Mellon or one of its affiliates also serves as escrow agent under an escrow agreement to which we are party.  In addition, The Bank of New York Mellon Trust Company, N.A. is successor trustee under other indentures pursuant to which we have issued debt.  Pursuant to the TIA, should a default occur with respect to the notes, the trustee would be required to eliminate any conflicting interest as defined in the TIA or resign as trustee with respect to the notes within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

The trustee may resign at any time or may be removed by us.  If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the indenture.  The indenture provides that in case an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.  Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture provides and the new notes will provide that they are and shall be governed by, and interpreted in accordance with, the internal laws of the State of New York.

Definitions

Set forth below are certain defined terms used in the indenture.  We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.

“Adjusted Treasury Rate” means, as obtained by us, with respect to any redemption date:

(1)                                 the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or

(2)                                 if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Applicable Premium” means, as determined by the Company with respect to any note on any redemption date, the greater of:

(1)           1.0% of the principal amount of such note; and

(2)           the excess, if any, of (a) the present value at such redemption date of (i) the principal amount of such note, plus (ii) all required interest payments due on such note through February 1, 2020 (excluding accrued but unpaid interest and special interest (if any) to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such note.

“Attributable Debt” when used in connection with a Sale and Lease-Back Transaction, means, as of the date of determination, (i) as to any capitalized lease obligations, the liability related thereto set forth on the consolidated balance sheet of the Company and (ii) as to any operating lease, the present value (discounted at the rate per annum equal to the rate of interest set forth or implicit in the term of the lease, as determined in good faith by the board of directors of the Company) of the total obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which an option to extend such lease has been exercised).

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries, taken as a whole, to any Person;

(2)           we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 40% or more of the total voting power of our Voting Stock;

(3)           we merge, consolidate or amalgamate with or into any other Person or any other Person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(a)           our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of ours or for Voting Stock of the surviving Person, and

(b)           the holders of our Voting Stock immediately prior to such transaction own, directly or indirectly, not less than a majority of our Voting Stock or the surviving Person immediately after such transaction as before the transaction; or

(4)           the first day on which a majority of our board of directors are not Continuing Directors.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the applicable redemption date to February 1, 2020, provided, however, that if the period from the redemption date to February 1, 2020 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of us and our Consolidated Subsidiaries (excluding any deferred income taxes that are included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt issue costs and other like intangible assets, all as set forth on the most recent consolidated balance sheet of us and our Consolidated Subsidiaries and in each case computed in accordance with GAAP.

“Consolidated Subsidiaries” means those Subsidiaries that are consolidated with the Company for financial reporting purposes.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of original issuance of the notes or (2) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity (such as International Financial Reporting Standards) as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by us or one of our Subsidiaries for one or more hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by us or such Subsidiary in such transaction.  Notwithstanding the foregoing, we and our Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“Independent Investment Banker” means the Reference Treasury Dealers appointed by us.

“Liens” means liens, mortgages, pledges, charges, security interests or other encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means each hospital owned solely by the Company and/or one or more of its Subsidiaries that has an asset value shown on the books of the Company in excess of 5% of the Consolidated Net Tangible Assets of the Company.

“Reference Treasury Dealer” means:

(1)                                 Barclays Capital Inc. and its successor; provided that, if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (which we refer to as a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

(2)                                 any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Related Business” means a business affiliated or associated with a hospital or any business related or ancillary to the provision of health care services or information or the investment in, or the management, leasing or operation of, any of the foregoing.

“Sale and Lease-Back Transaction” means any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary for a period of more than three years of any Principal Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property.

“Senior Debt” means with respect to any Person:

(1)           debt of such Person, whether outstanding on the settlement date or thereafter incurred; and

(2)           all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of debt described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such debt or other obligations are subordinated in right of payment to the notes; provided, however, that Senior Debt shall not include:

(1)           any obligation of such Person to us or any Subsidiary of ours;

(2)           any liability for federal, state, local or other taxes owed or owing by such Person;

(3)           any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)           any debt or other obligation of such Person which is subordinate or junior in any respect to any other debt or other obligation of such Person; or

(5)           that portion of any debt which at the time of incurrence is incurred in violation of the indenture.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, managing members or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

DESCRIPTION OF THE OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that: (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations.  The old notes provide that, in the event that the exchange offer is not consummated within 30 business days after the date of effectiveness of the registration statement in which this prospectus is included, or, in certain limited circumstances, in the event a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 90 days after such filing, then special interest will accrue on the old notes (in addition to the interest rate on the old notes) for the period from the occurrence of such event until the earlier of such time as the exchange offer is consummated or any required shelf registration statement is effective.  During the time that the special interest is accruing continuously, the rate of such special interest shall be 0.25% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum in the aggregate.  The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such special interest.  Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of the New Notes.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations relating to the exchange of old notes for new notes pursuant to the exchange offer and the purchase, ownership, and disposition of the new notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury Regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this offering memorandum and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the notes could differ from those described below. This summary deals only with new notes that are received in exchange for old notes originally acquired at their initial offering for an amount of cash equal to the “issue price” and that are held as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with persons in special tax situations, such as banks or financial institutions, thrifts, insurance companies, S corporations, partnerships or other entities taxed as partnerships, regulated investment companies, real estate investment trusts, tax-exempt investors, traders or dealers in securities or currencies, U.S. expatriates or former long-term permanent residents, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, the term “U.S. Person” means:

•                  an individual that is a citizen or resident of the United States,

•                  a corporation created or organized in or under the laws of the United States, any state or the District of Columbia,

•                  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•                  a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, a “U.S. holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, a U.S. Person. As used herein, the term “non-U.S. holder” means a beneficial owner, other than a partnership or other entity treated as a pass-through for U.S. federal income tax purposes, of notes that is not a U.S. holder.

If a partnership, including for this purpose any entity treated as a partnership for U.S. tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

You should consult your tax advisor concerning the tax consequences of the purchase of the new notes, and the ownership and disposition of the new notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

IRS CIRCULAR 230 DISCLOSURE: ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS TO WHICH THE STATEMENT RELATES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Exchange Pursuant to the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable transaction for U.S. federal income tax purposes.  U.S. holders and non-U.S. holders should not recognize any gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as they had in the old notes immediately before the exchange.

Ownership of the New Notes

Payments under Certain Events

We may be required, under certain circumstances, to pay additional amounts in redemption of the notes in addition to the stated principal amount of and interest on the new notes (e.g., a change in control as described in “Description of the New Notes — Repurchase at the Option of Holders — Change of Control”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts in redemption of the new notes does not result in the new notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. If additional amounts are required to be paid in redemption of the new notes as described above, then we intend to take the position that such amounts will be treated as additional proceeds and taxed as described below under “— U.S. Holders — Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the New Notes” and “— Non-U.S. Holders — Disposition of the New Notes.”  This position will be based on our determination that, as of the date of the issuance of the old notes and as of the exchange offer, the possibility that additional amounts in redemption of the notes is remote and/or an incidental contingency within the meaning of applicable Treasury Regulations.

Our determination that these contingencies are remote and/or incidental is binding on a holder, unless a holder explicitly discloses to the IRS on its tax return for the year during which it acquired the old notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a holder may be required to accrue interest income on the new notes based upon a comparable yield, regardless of the holder’s method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate debt instrument with no contingent payments, but with terms and conditions similar to those of the notes. In addition, any gain on the sale, exchange, redemption, retirement or other taxable disposition of the new notes would be recharacterized as ordinary income. Holders of new notes should consult their tax advisors regarding the tax consequences of the new notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Stated Interest

Interest on a new note will be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with such holder’s method of accounting for U.S. federal income tax purposes and will be ordinary income.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the New Notes

Upon the disposition of a new note by sale, exchange, redemption, retirement or other taxable disposition, a U.S. holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as such) and (ii) the U.S. holder’s tax basis in the new note. A U.S. holder’s tax basis in a new note generally will equal the cost of the new note, reduced by any principal payments received on the new note. A U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year. The deductibility of capital losses is subject to certain limitations. Net long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, interest on, and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012.

Backup Withholding and Information Reporting

In general, a U.S. holder of a new note will be subject to backup withholding at the applicable tax rate with respect to cash payments in respect of interest or the gross proceeds from dispositions of new notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect, and (ii) provides us or our paying agent with the social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide us or our paying agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the new notes as required by the Code and applicable Treasury Regulations.

Non-U.S. Holders

The following discussion applies to non-U.S. holders. Special rules may apply if a non-U.S. holder is a controlled foreign corporation or a corporation that accumulates earnings to avoid U.S. federal income tax.

Interest

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below, interest income of a non-U.S. holder will not be subject to U.S. federal income tax or withholding, provided:

•                  the interest is not income that is effectively connected with a United States trade or business conducted by the non-U.S. holder (“ECI”);

•                  the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•                  the non-U.S. holder is not a controlled foreign corporation related to us actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code;

•                  the non-U.S. holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•                  the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by giving us or our paying agent an appropriate IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a non-U.S. Person or by other means prescribed by the Secretary of the Treasury.

If any of these conditions are not met, interest on the new notes paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing an appropriate IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed, or (b) the interest is ECI and the non-U.S. holder complies with applicable certification requirements by providing an appropriate IRS Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If the interest on the new notes is ECI to a non-U.S. Holder, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us or our paying agent) generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty and will generally be subject to U.S. federal income tax only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by providing an appropriate IRS Form W-8BEN (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, interest received by a corporate non-U.S. holder that is ECI may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.

Disposition of New Notes

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “— Interest”) realized on a sale, redemption or other disposition of the new notes unless:

•                  the gain is ECI, or

•                  in the case of a non-U.S. holder who is a nonresident alien individual and holds the new note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a non-U.S. holder falls under the first of these exceptions, the holder will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. Persons, unless reduced by treaty. If the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above, unless reduced by treaty. Even though the ECI will be subject to U.S. federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the non-U.S. holder delivers an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed to us or our agent.

If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30%, unless reduced by treaty, on the amount by which the gain derived from the disposition from sources within the United States exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

A non-U.S. holder’s ability to claim a loss on the disposition of the notes will be subject to substantial limitations. Non-U.S. holders should consult their tax advisors regarding the tax consequences of disposing of the new notes at a loss.

Backup Withholding and Information Reporting

Backup withholding and information reporting will not apply to payments of principal or interest on the new notes by us or our paying agent if a holder certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that it is a U.S. Person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the disposition of new notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. Person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. Persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. holder and has no actual knowledge to the contrary or unless such holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the new notes as required by the Code and applicable Treasury Regulations.

Foreign Account Tax Compliance Act

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or foreign entities with U.S. owners, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The IRS has issued administrative guidance providing that the withholding provisions described above will generally apply to payments of interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of notes on or after January 1, 2017. In addition, Proposed Treasury Regulations indicate that this withholding tax would not apply to notes issued before January 1, 2013 (and not materially modified after December 31, 2012). However, the Proposed Treasury Regulations will not be effective until issued in final form, and there can be no assurance as to when those final regulations will be issued or as to the particular form that they might take. Taxpayers are not entitled to rely on the Proposed Treasury Regulations unless and until they are so finalized. Investors should consult their tax advisors regarding this legislation and the recently proposed regulations thereunder.

The U.S. federal tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with resales of new notes received in exchange for old notes if such old notes were acquired by such broker-dealers for their own accounts as a result of marketing-making activities or other trading activities.  We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such new notes for a period ending 180 days after the expiration date of the exchange offer, or, if earlier, when all new notes subject to the exchange offer have been disposed of by such broker-dealers.

We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers.  New notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes.  Any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

VALIDITY OF THE NOTES

The validity of the new notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York and certain matters of Nevada law relating to the validity of the new notes will be passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated October 1, 2012, and the effectiveness of Tenet Healthcare Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to the adoption of the requirements of accounting guidance related to the presentation of the provision for doubtful accounts in the consolidated statements of operations, effective December 31, 2011 and the retrospective adjustment as a result of a change in the Company’s reportable business segments and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You can learn more about the financial and operational results of Tenet by reading the annual, quarterly and current reports and other information we file with the SEC.  You may read and copy any document Tenet files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Tenet’s SEC filings are also available to you at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” certain information in this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC, which are considered part of this prospectus.  Information that we file later with the SEC will automatically update and supersede the previously filed information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or l5(d) of the Exchange Act until the offering has been completed, other than any information contained in such filings that has been furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit:

•                  Annual Report on Form 10-K for the year ended December 31, 2011 (excluding Items 6, 7 and 8 of Part II thereof);

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31 (excluding Items 1 and 2 of Part I thereof), June 30, and September 30, 2012; and

•                  Current Reports on Form 8-K filed with the SEC on March 14, 2012 (Item 5.02 only), March 30, 2012, April 26, 2012 (Item 8.01 only), May 4, 2012, and May 11, 2012, September 11, 2012, October 1, 2012, (relating to the recast of our Annual Report on Form 10-K for the year ended December 31, 2011), October 1, 2012 (relating to the recast of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012), October 2, 2012 (Item 8.01 only), October 11, 2012 and October 16, 2012.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may request copies of the above-referenced filings at no cost, by writing or telephoning Tenet’s principal executive offices at the following address:

Tenet Healthcare Corporation
1445 Ross Avenue, Suite 1400
Dallas, Texas 75202
(469) 893-2200

Attn: Corporate Secretary

$300,000,000

TENET HEALTHCARE CORPORATION

6.75% Senior Notes due 2020

PROSPECTUS

December 11, 2012

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below.  Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A.

By Facsimile for Eligible Institutions:

(212) 298-1915

Attention:  Carolle Montreuil

Confirm by Telephone:

(212) 815-5920

By Mail/Overnight Courier/Hand:

The Bank of New York Mellon

Trust Company, N. A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention:  Carolle Montreuil